Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-100078) on Form S-8 of United Security Bancshares of our report dated June 27, 2014, with respect to the statements of net assets available for benefits of United Security Bank 401k Cash or Deferred Stock Ownership Plan as of December 31, 2013 and 2012, and the related supplemental schedule as of December 31, 2013 appearing in this Annual Report (Form 11-K) of United Security Bank 401k Cash or Deferred Stock Ownership Plan.

/s/ Moss Adams LLP
Santa Clara, California
June 27, 2014